Exhibit 10.4

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is entered into as of March 23, 2018 (the “Commencement Date”) by and between Jaguar Health, Inc., a Delaware corporation (the “Company”), and Sagard Capital Partners Management Corp., a Delaware corporation (“Sagard Management”).

RECITALS

WHEREAS, the Company seeks the services of Sagard Management (or an affiliate designated by Sagard Management), and Sagard Management (or an affiliate designated by the Sagard Management) wishes to provide, certain management services relating to the affairs of the Company; and

WHEREAS, the Company and Sagard Management wish to enter into this Agreement in order to govern the terms and conditions of the provision of such management services.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.              Services.  The Company hereby retains Sagard Management, and Sagard Management hereby agrees that, from the date hereof until March 31, 2021 (the “Initial Term”), it will collaborate with the Company and Company’s wholly-owned subsidiary, Napo Pharmaceuticals, Inc., on the following consulting and management advisory services to the Company:

(a)   assistance with strategic planning and analysis regarding the Company’s commercial strategy in Canada and the European Union (“EU”), including:

(i)                                     strategy for potential Canadian and EU regulatory approvals, including specifically options for regulatory filing in Canada on the basis of the U.S. approved new drug applications for crofelemer;

(ii)                                  participating in the preparation of, and rehearsals for, meeting(s) with representatives of Health Canada; and

(iii)                               coordinating projects for commercialization of the Company’s product(s) in Canada, including timing of potential business development relationships, pre-launch activities, investor relations, and regulatory timelines;

(b)   conducting research and due diligence for executive level human resource activities, including organizational design and recruitment and compensation/retention of potential senior managers/executives, advisors and directors;

(c)    strategic advice in connection with financing, acquisition and disposition transactions involving the Company, any of its direct or indirect subsidiaries and/or any of their respective business or product lines (however structured);

(d)   assistance with developing and executing on the Company’s investor relations strategy;

(e)    strategic advice in connection with the potential search for new business opportunities and strategic acquisitions for the Company;

(f)     providing insight regarding financing for acquisitions, growth and/or refinancing of the existing debt of the Company;

(g)    advice and counsel regarding capital expenditures; and

(h)   such other services (which may include financial and strategic planning and analysis, consulting services, human resources and executive recruitment services and other services) as Sagard Management and the Company may from time to time agree.

Notwithstanding the foregoing, the services will not include any legal services or legal services management or any services which may be deemed to constitute broker-dealer activities.

Sagard Management shall devote such time and efforts to the performance of services contemplated hereby as Sagard Management deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is required to be devoted by Sagard Management on a weekly, monthly, annual or other basis. The Company acknowledges that Sagard Management’s services are not exclusive and that Sagard Management will render similar services to other persons and entities.  In providing services to the Company, Sagard Management will act as an independent contractor, and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that neither Sagard Management, on the one hand, nor the Company, on the other hand, has the right or ability to contract for or on behalf of the other party, or to effect any transaction for the account of the other party. Sagard Management may contract with its affiliates to provide the services.

2.                                      Payment of Fees.

2.1          (a)         (i)                                            Subject to Sections 2.1(a)(ii) and 2.3, in consideration of the services that Sagard Management shall provide hereunder, the Company shall pay to Sagard Management an annual fee (the “Annual Fee”) in the amount of $450,000, prorated for any partial calendar year (not to exceed in the aggregate $1,350,000).

(ii)                                  The Annual Fees payable during the Initial Term shall be paid on the following terms:

(1)                                 The Annual Fee due for services performed in the first year of the Initial Term shall be paid in equal quarterly installments during the second and third years of the Initial Term concurrently with the quarterly payments due for the Annual Fee payable with respect to the second and third years of the Initial Term.  As such, quarterly payments of $168,750 shall be made during the second and third years of the Initial Term in the amounts and on the dates set forth on Schedule 2.1.  All such payments shall be paid on the applicable date (or, if such date is not a business day, on the immediately preceding business day).  For the avoidance of doubt, the parties understand that Sagard Management has agreed to defer payment of the Annual Fee due with respect to services provided during the first year of the Initial Term and that such payment shall be accrued (and not cancelled) until paid to Sagard Management pursuant to this Section 2.1(a)(ii).

2.2                               The Annual Fee shall be in addition to the reimbursement of expenses under Section 4.

2.3                               If Sagard Management elects in its discretion (it being agreed that Sagard Management shall have no obligation to do so) to defer a payment to which it is otherwise entitled pursuant to Section 2.1(a) of this Agreement, then such payment shall be accrued (and not cancelled) and then paid by the Company at such time as Sagard Management ends such deferral.

3.              Term.  This Agreement may be terminated earlier than the Initial Term upon (a) mutual consent of the parties, (b) the consummation of a Deemed Liquidation Event (as defined in the Certificate of Designation of Series A Convertible Participating Preferred Stock of the Company) (so long as all accrued and unpaid fees payable hereunder as of such termination have been paid in full), or (c) at the Company’s election, upon the consummation of a Fundamental Change (as defined in the Certificate of Designation of Series A Convertible Participating Preferred Stock of the Company) in which all of the Company’s shares of Series A Convertible Participating Preferred Stock are repurchased by the Company; provided, however, that (i) Sagard Management, on the one hand, and the Company, on the other hand, may terminate this Agreement following a material breach of the terms of this Agreement by the other party, and a failure to cure such breach within thirty (30) days following written notice thereof, and (ii) Sagard Management may terminate this Agreement upon not less than ten (10) days written notice to the Company; and provided, further, that each of (A) the obligations of the Company under Section 4 below and the provisions of Section 6 below (whether in respect of or relating to services rendered prior to termination of this Agreement), (B) the obligations of Sagard Management under Section 5(a) below, (C) any and all accrued and unpaid obligations of the Company owed under Section 2 above and (D) the provisions of Section 9 shall all survive any termination of this Agreement to the maximum extent permitted under applicable law.

4.                                      Expenses; Indemnification.

(a)                                 Expenses.  Sagard Management shall request advance written authorization for all expenses incurred by or on behalf of Sagard Management and Sagard Capital Partners, L.P. (“Sagard”) relating to operations of, or services provided by Sagard Management to, the Company or its affiliates from time to time under this Agreement.  Sagard agrees to provide to the Company such documentation as the Company may reasonably require to verify such expenses.

(b)                                 Indemnity and Liability.

(i)                                     The Company hereby indemnifies, defends and holds Sagard Management, and each of its respective partners, shareholders, members, affiliates, directors,

officers, fiduciaries, employees and agents and each of the partners, shareholders, members, affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (collectively, the “Indemnitees”), free and harmless from and against any and all actions, causes of action, suits, claims and liabilities and reasonable expenses in connection therewith, including without limitation reasonable attorneys’ fees and charges (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, arising out of, or in any way relating to (A) this Agreement or (B) operations of, or services provided by Sagard Management to, the Company or its affiliates from time to time, except for any such Indemnified Liabilities arising on account of such Indemnitee’s gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(ii)                                  Notwithstanding anything to the contrary contained herein or in the certificate of incorporation, bylaws or other organizational documents of the Company, the Company acknowledges and agrees that although under certain circumstances certain Indemnitees may be entitled to indemnification and expense advancement and/or reimbursement from Sagard Management, Sagard or Sagard’s general partner or their respective affiliates (collectively, “Sagard Related Parties”) in connection with claims made against any such Indemnitee, the obligations of the Company hereunder and/or under the certificate of incorporation, bylaws or other organizational documents of the Company with respect to any claim by an Indemnitee are primary to any obligations of any Sagard Related Party with respect thereto and the Indemnitee will not be obligated to seek indemnification from or expense advancement or reimbursement by any Sagard Related Party with respect to any claim.  In addition: (A) the Company, on behalf of itself and any insurers providing liability insurance, hereby waives any rights of contribution or subrogation or any other right from or against each and every Sagard Related Party and every insurer providing liability insurance to the Sagard Related Parties and/or any Indemnitee with respect to any claim and (B) the Company acknowledges and agrees that if any Sagard Related Party provides indemnification, expense advancement, expense reimbursement or otherwise to an Indemnitee with respect to any liabilities, including Indemnified Liabilities, such Sagard Related Party or Parties shall be subrogated to the extent of such payment to all rights of recovery of Indemnitee under this Agreement or the certificate of incorporation, bylaws or other organization documents of the Company, as applicable.  Each of the Indemnitees and Sagard Related Parties is an intended third party beneficiary of this Section 4(b)(ii) and the Company agrees to take such further action as may be requested by any Indemnitee or Sagard Related Party to effectuate the contractual arrangement between the Company and the Indemnitees and Sagard Related Parties as set forth herein.

5.              Confidentiality; Status and Reports.

(a)                                 Confidentiality.

(i)                                     Sagard Management agrees to keep the Confidential Information (as defined below) strictly confidential; provided that Confidential Information may be disclosed to Sagard Management’s Representatives who need to know such information in connection with Sagard Management’s provision of services hereunder.  Disclosure of Confidential Information by Sagard Management or its Representatives may also be made with the Company’s prior consent.  Sagard Management agrees to inform its Representatives that are provided with Confidential Information by or on behalf of Sagard Management hereunder of the existence of this Agreement and to direct them to maintain the confidentiality of such Confidential Information (unless disclosure would be permitted hereunder).  Sagard Management agrees to be responsible for breach of this Agreement by such Representatives other than any such Representative that has entered into its own confidentiality agreement with the Company with respect to the Confidential Information or has agreed to abide by the confidentiality restrictions set forth in this Agreement in an instrument naming the Company as a third party beneficiary thereof.

(ii)                                  Notwithstanding anything to the contrary herein, if Sagard Management or any of its Representatives is requested or required pursuant to or in connection with any applicable law, rule, regulation or procedure of, under or before any governmental authority or self-regulatory agency (including any deposition, interrogatory, oral questioning, information or document request, subpoena, court order, regulatory filing, civil investigative demand or other similar process) to disclose Confidential Information, then such information may be disclosed without violation of this Agreement; provided that Sagard Management agrees to notify the Company, to the extent reasonably practicable and legally permitted under the circumstances, prior to such disclosure so that the Company may, if it so chooses, seek a protective order or other appropriate remedy protecting the confidentiality of the Confidential Information.  If the Company so requests in writing, Sagard Management will reasonably cooperate with the Company at the Company’s expense to obtain such a protective order or other appropriate remedy protecting the confidentiality of the Confidential Information.  Notwithstanding anything to the contrary in this Agreement, if Sagard Management or any of its Representatives are subject to an examination, inquiry, or proceeding by a regulatory governmental agency, Sagard Management or its Representatives may disclose any Confidential Information as requested by any regulator in the course of any such examination, inquiry, or proceeding, without complying with the foregoing notice and cooperation requirements so long as, in each case, such examination, inquiry or proceeding is not targeted at the Company, this Agreement or the Confidential Information.

(iii)                               Promptly following the written request of the Company, all Confidential Information provided to Sagard Management or (on its behalf) to any of its Representatives hereunder will be, at Sagard Management’s option, either returned to the Company or destroyed; provided, however, that Sagard Management and its Representatives

(1)         may each retain one copy of the Confidential Information for recordkeeping or regulatory purposes and for the purpose of defending its rights and obligations hereunder, and

(2)         will not be required to return or destroy any computer or other electronic hardware or systems, to render any electronic data irrecoverable or to disable any existing electronic data backup procedures.

(iv)                              The Company acknowledges that private investment vehicles managed by certain of Sagard Management’s affiliates are engaged in the purchase of debt and equity securities of numerous companies, that they may now own or may in the future purchase or sell securities of the Company or one or more of its affiliates, and that they may from time to time possess information with respect to the Company or one or more of its affiliates. The Company acknowledges that Sagard Management’s and its Representatives’ review of Confidential Information will inevitably enhance Sagard Management’s and its Representatives’ knowledge and understanding of the business of the Company in a way that cannot be separated from Sagard Management’s and its Representatives’ other knowledge, and the Company agrees that this Agreement shall not restrict Sagard Management or its Representatives in connection with the purchase, sale, consideration of, and decisions related to other investments and serving on the boards of such investments.  The Company acknowledges that Sagard Management or its affiliates’ directors, officers or employees may serve as directors of portfolio companies of investment funds managed by Sagard Management, and the Company agrees that such portfolio companies will not be deemed to have received Confidential Information solely because any such individual serves on the board of such portfolio company, provided, that (i) such individual has not provided such portfolio company or any other director, officer, employee or other representative of such portfolio company with Confidential Information, (ii) such portfolio company does not act at the direction of or with encouragement from such individual or Sagard Management and (iii) no Confidential Information has been provided to employees or agents of such portfolio company.

(v)                                 For purposes hereof:

(1)         “Confidential Information” means confidential information regarding the Company and its subsidiaries, regardless of the form of communication, furnished during the term of this Agreement to Sagard Management or (on its behalf) to its Representatives in connection with Sagard Management’s provision of services hereunder; provided that the term “Confidential Information” does not include information:

(a)         that is or becomes publicly available other than as a result of disclosure by Sagard Management or its Representatives in violation of this Agreement;

(b)                                 that was available to Sagard Management or its Representatives prior to its disclosure under this Agreement;

(c)                                  that is received from a third party not known by Sagard Management or its Representatives to have violated an obligation of confidentiality to the Company in disclosing such information; or

(d)                                 that is developed through the efforts of Sagard Management or its Representatives without use of the Confidential Information.

(2)         “Representative” means a person’s affiliates and its and their respective directors, partners, members, managers, officers, agents, control persons, employees, consultants and representatives (including actual and potential attorneys, accountants, advisors, financing sources and, if applicable, their respective advisors); provided that, for the avoidance of doubt, the term “Representatives” does not include any person that would otherwise fall within the definition of such term but has not been provided with Confidential Information by or on behalf of Sagard Management hereunder.

(b)   Status Updates.  Sagard Management and the Chief Executive Officer of the Company (“CEO”) shall review and agree upon the services provided hereunder no less frequently than on a monthly basis.  At the request of the CEO, Sagard Management shall provide no less frequently than on a monthly basis to the CEO a telephonic review of the services provided by Sagard Management, with a discussion of progress and findings to date, and to obtain feedback on methodology and information sources.  The CEO may also request an oral update by Sagard Management, given in person or by telephone, to be provided to the board of directors of the Company no more frequently than once a calendar quarter regarding the status of and services provided hereunder.  Likewise, Sagard Management shall make its management available by phone as reasonably requested from time to time by the CEO regarding the services provided under this Agreement.  The contents of any such calls or updates, and the contents of any research, report or analysis performed or provided hereunder by Sagard Management, shall be kept strictly confidential by the Company and shall not be shared or disclosed by the Company with any third party nor filed publicly with any governmental authority.

6.                                      Accuracy of Information; Disclaimer and Limitation of Liability; Opportunities.

(a)                                 Accuracy of Information. The Company shall furnish or cause to be furnished to Sagard Management such information as Sagard Management believes reasonably appropriate in connection with providing the services contemplated by this Agreement (all such information so furnished, the “Information”). The Company recognizes and confirms that the Sagard Management (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without independent verification, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

(b)                                 Disclaimer — Standard of Care.  Sagard Management makes no representations or warranties, express or implied, in respect of the services to be provided by it hereunder.  In no event shall Sagard Management or any other Indemnitee be liable to the Company or any of its affiliates for any act, alleged act, omission or alleged omission on the part of Sagard Management that does not constitute gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction.

(c)                                  Limitation of Liability.  In no event will Sagard Management or any of its affiliates be liable to the Company or any of its affiliates for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the services to be provided by Sagard Management hereunder, except for Sagard Management’s or any of its affiliates’ gross negligence or willful misconduct.  The maximum liability of Sagard Management under this Agreement except for gross negligence or willful misconduct shall not exceed the aggregate amount of all fees actually paid to Sagard Management under Section 2.1(a).

(d)                                 Freedom to Pursue Opportunities.  In recognition that Sagard Management and its affiliates currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which Sagard Management or its affiliates may serve as an advisor, a director or in some other capacity, and recognition that Sagard Management and its affiliates have myriad duties to various investors and partners, and in anticipation that the Company and Sagard Management (or one or more affiliates, associated investment funds or portfolio companies, or clients of Sagard Management) may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(d) are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve Sagard Management.  Except as Sagard Management may otherwise agree in writing after the date hereof:

(i)                                     Sagard Management and its affiliates (including any employee or representative serving as a director of the Company) shall have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company), (B) to directly or indirectly do business with any client or customer of the Company and (C) to take any other action that Sagard Management believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(d)(i), and (D) not to present potential transactions, matters or business opportunities to the Company, or any of its subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.

(ii)                                  Sagard Management and its officers, employees, partners, members, other clients, affiliates and other associated entities (including any employee or representative serving as a director of the Company) shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its affiliates or to refrain from any action specified in Section 6(d)(i), and the Company on its own behalf and on behalf of its affiliates, hereby renounce and waive any right to require Sagard Management or any of its affiliates to act in a manner inconsistent with the provisions of this Section 6(d).

(iii)                               Neither Sagard Management nor any officer, director, employee, partner, member, stockholder, affiliate or associated entity thereof (including any employee or representative serving as a director of the Company) shall be liable to the Company or any of its affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(d) or of any such person’s participation therein  unless such potential transaction, matter or business opportunity is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such party expressly and solely in such party’s capacity as a director of the Company.

7.              Assignment, etc.  Except as provided below, no party shall have the right to assign this Agreement without the prior written consent of the other parties hereto.  Notwithstanding the foregoing, (a) Sagard Management may assign all or part of its rights and obligations hereunder to any affiliate of Sagard Management which provides services similar to those called for by this Agreement as long as such affiliate expressly assumes Sagard Management’s obligations hereunder and has the same or greater level of skill for the services provided hereunder, in which event Sagard Management shall be released of all of its rights and obligations hereunder, (b) the Company may collaterally assign any or all of its rights and interests hereunder to one or more subsidiaries or affiliates and (c) the provisions hereof for the benefit of Sagard shall inure to the benefit of its successors and assigns.

8.                                      Amendments and Waivers.  No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by each of Sagard Management and the Company.  No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion.  No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9.                                      Miscellaneous.

(a)                                 Choice of Law.  This Agreement and all matters arising under or related to this Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(b)                                 Consent to Jurisdiction.  Each of the parties agrees that all actions, suits or proceedings arising out of, based upon or relating to this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts of the State of Delaware.  Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of Delaware for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts.  Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in Section 9(b)(i) above.  Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Delaware, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 11 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 11 does not constitute good and sufficient service of process.  The provisions of this Section 9 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of Delaware.

(c)                                  Waiver of Jury Trial.  To the extent not prohibited by applicable law which cannot be waived, each of the parties hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant, or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, in each case whether now existing or hereafter arising and whether in contract or tort or otherwise. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of this Section 9(c) constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transactions contemplated hereby.  Any of the parties hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of each of the parties hereto to the waiver of its right to trial by jury.

10.                               Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

11.                               Notice.  All notices, demands, and communications required or permitted under this Agreement shall be in writing and shall be effective if served upon such other party and such other party’s copied persons as specified below to the address set forth for it below (or to such other address as such party shall have specified by notice to each other party) if (a) delivered personally, (b) sent and received by facsimile, or (c) sent by Federal Express or UPS or any other comparably reputable overnight courier service, postage prepaid, to the appropriate address as follows:

If to the Company:

Jaguar Health, Inc.

201 Mission Street, Suite 2375

San Francisco, CA 94105

Attention:                                         Chief Executive Officer

with a copy (not to constitute notice) to:

Reed Smith LLP

101 Second Street, Suite 1800

San Francisco, CA 94105

Attention:                                         Donald C. Reinke, Esq.

If to Sagard Management to:

Sagard Capital Partners Management Corp.

280 Park Ave, Third Floor,

New York, New York 10017

Facsimile:                                         (203) 629-6721

Attention:                                         Chief Financial Officer

with a copy (not to constitute notice) to:

Finn Dixon & Herling LLP

Six Landmark Square

Stamford, Connecticut  06901-2048

Facsimile:                                         (203) 325-5001

Attention:                                         Charles J. Downey III, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed effective, (i) on the date received, if personally delivered or sent by facsimile during normal business hours, (ii) on the business day after being received if sent by facsimile other than during normal business hours and (iii) one (1) business day after being sent next-day delivery by Federal Express or UPS or other comparably reputable delivery service.  Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

12.                               Severability.  If in any judicial or arbitral proceedings a court or arbitrator shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced.  To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

13.                               Counterparts.  This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and both of which shall constitute one and the same agreement.

(signature page to follow)

[Signature Page to Management Services Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as an instrument under seal as of the date first above written by its officer or representative thereunto duly authorized.

JAGUAR HEALTH, INC.

By:	/s/ Lisa Conte
	Name:	Lisa Conte
	Title:	Chief Executive Officer

SAGARD CAPITAL PARTNERS MANAGEMENT CORP.

By:	/s/ Samuel Robinson
	Name:	Samuel Robinson
	Title:	President

Schedule 2.1
Schedule of Payments

Payment Date	Amount of Payment
June 30, 2019	$168,750
September 30, 2019	$168,750
December 31, 2019	$168,750
March 31, 2020	$168,750
June 30, 2020	$168,750
September 30, 2020	$168,750
December 31, 2020	$168,750
March 31, 2021	$168,750